UNITY HOLDINGS, INC.

950 Joe Frank Harris Pkwy

Cartersville, GA 30120

OFFER TO PURCHASE COMMON STOCK

50,000 SHARES

PURCHASE PRICE:  $26.00 PER SHARE

OUR OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON FRIDAY, MARCH 31, 2006, UNLESS THE OFFER IS EXTENDED.  EXCEPT AS DESCRIBED IN SECTION 4, YOUR RIGHT TO WITHDRAW YOUR SHARES WILL ALSO EXPIRE AT THAT TIME.

We are offering to purchase up to 50,000 shares of our common stock in a tender offer at a price of $26.00 per share.  You may accept our offer and tender all or part of your stock by following the instructions in this Offer to Purchase and the enclosed Letter of Transmittal.  Our offer is subject to the terms and conditions described in this document and related Letter of Transmittal.

Our common stock is not actively traded on any open market.  The most recent stock trades have been at $26.00.  We commission a valuation analysis annually for our stock.  For 2005, the valuation analysis reports $26.00 as a fair price for our stock.  See Section 7.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS OFFER.  HOWEVER, NEITHER WE NOR OUR BOARD MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR NOT TENDER YOUR SHARES.  YOU MUST MAKE THE DECISION TO TENDER ALL OR ANY OF YOUR SHARES.  SEE SECTION 10.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AUTHORITY HAS APPROVED OR DISAPPROVED OF THE TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF OUR OFFER OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE OFFER TO PURCHASE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FEBRUARY 15, 2006

TABLE OF CONTENTS

Summary ......................................................		1
Forward-Looking Statements.............................................		4
Introduction..........................................		5
The Offer............................................		5
1.	Number of Shares; Proration...........................................	5
2.	Purpose of the Offer; Certain Effects of the Offer.................................	6
3.	Procedures for Tendering Shares...............................	8
4.	Withdrawal Rights.....................................	10
5.	Purchase of Shares and Payment of Purchase Price......................	10
6.	Certain Conditions of the Offer.................................	11
7.	Price Range of Shares; Dividends..............................	13
8.	Source and Amount of Funds........................................	13
9.	Certain Financial and Other Information Concerning Unity Holdings, Inc...............	13
10.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Shares..........................................	14
11.	Effects of the Offer on the Market for Shares; Registration Under the Exchange Act.........	15
12.	Certain Legal Matters; Regulatory Approvals..........................	16
13.	Extension of Offer; Termination; Amendment..........................	18
14.	Fees and Expenses.....................................	19
15.	Miscellaneous.......................................	19

                       ADDITIONAL COPIES AND ASSISTANCE

     You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal, and other tender offer materials without charge.  Please send your written request or any other questions or requests for assistance to the following:

ELI D. MULLIS

UNITY HOLDINGS, INC.,

P.O. BOX 200308,\

CARTERSVILLE, GEORGIA 30120-9006

     You may also contact your local broker, dealer, commercial bank, trust company, or other nominee for assistance concerning our offer.

SUMMARY

      We are providing this summary for your convenience.  It highlights material information contained in this document, but it does not describe all of the details of our offer to purchase your shares to the same extent they are described in the body of this document.  We urge you to read the entire document and the Letter of Transmittal carefully.

Our contact information is as follows:

ELI D. MULLIS

CORPORATE SECRETARY
UNITY HOLDINGS, INC.

P.O. BOX 200308

CARTERSVILLE, GA 30120-9006

TELEPHONE:  (770) 606-0555

FAX:  (770) 383-7457

      In this document, the terms "we," "us," "our," and "the Company" refer to Unity Holdings, Inc.

      Some common questions about the tender offer and our answers follow.

Q.	WHO IS OFFERING TO PURCHASE MY SHARES?
A.	Unity Holdings, Inc. We are offering to purchase up to 50,000 shares of our outstanding common stock from our shareholders. SEE SECTION 1.
Q.	WHAT IS THE PURCHASE PRICE?
A.	We are offering to purchase your shares for $26.00 per share. SEE SECTION 1.
Q.	HOW AND WHEN WILL I BE PAID?
A.

You will be paid the purchase price, in cash, without interest, as soon as practicable after the expiration of the offer and the acceptance of the shares for payment.  There may be tax consequences to receiving this payment.  SEE SECTIONS 1, 3, and 5.

Q.	HOW MANY SHARES WILL YOU PURCHASE?
A.

We will purchase up to 50,000 shares of our common stock pursuant to our offer.  Our offer is not conditioned on any minimum number of shares being tendered.  SEE SECTION 1.  In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (a total of 20,290 additional shares) without amending or extending the offer.

Q.	DO I HAVE TO TENDER ALL OF MY SHARES?
A.

No.  Our offer is completely voluntary on your part.  You may specify on the Letter of Transmittal the number of shares you wish to tender.  If your stock certificate represents more shares than you wish to tender, we will issue you a new certificate for the shares you do not tender.  SEE SECTION 3.

Q	WILL YOU PURCHASE ALL OF THE SHARES I TENDER TO YOU?
A	Yes, unless shareholders tender more than 50,000 shares. If more than 50,000 shares are tendered we will purchase shares based on the following order of priority:
First, we will purchase shares from all holders of "odd lots" (less than 100 shares) who properly tender all of their shares.

Second, we will purchase shares from all other shareholders who properly tender shares on a pro rata basis.  As a result, we will purchase the same percentage of shares from each tendering shareholder in this second category.  We will announce this percentage, if it is necessary, after our offer expires.

Q.	HOW MUCH TIME DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES?
A.

You may tender your shares until our offer expires.  As of the date of this document, our offer is scheduled to expire on Friday, March 31, 2006, at 5:00 p.m. New York time, but we may choose to extend it at any time.  We cannot assure you that we will extend our offer or, if we extend it, for how long it will be extended.  SEE SECTIONS 1 AND 13.

Q.	HOW WILL I KNOW IF THE OFFER IS EXTENDED?
A.	If our offer is extended, we will notify you before the expiration date. SEE SECTION 13.
Q.	HOW DO I TENDER MY SHARES?
A.	To tender all or any part of your shares,
If you hold certificates in your own name, you must complete and sign a Letter of Transmittal (or a copy), and either mail or deliver to Computershare:
(1) the Letter of Transmittal with any required signature guarantee and any other required documents, AND (2) the stock certificates for your tendered shares

If you have shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, you must contact that broker, dealer, commercial bank, trust company, or other nominee if you desire to tender your shares.  SEE SECTION 3.

If you are unable to deliver the certificates for the shares or the other required documents to us, you must comply with the guaranteed delivery procedure described in Section 3.  You may contact Computershare for assistance at (303) 262-0600.

Q.	WHAT PARTS OF THE LETTER OF TRANSMITTAL DO I NEED TO COMPLETE?
A.	The basic parts of the Letter of Transmittal to be filled out are:
Enter your certificate numbers, numbers of shares, and number of shares being tendered "(Description of Certificates Surrendered").
Complete the order in which you want your stock purchased if more than 50,000 shares are tendered. See Instruction 3 of the Letter of Transmittal.
Complete the "Odd Lot" information if you own fewer than 100 shares. See Instruction 4 of the Letter of Transmittal.
Sign, date, and include your telephone number on the form. (Please be sure to sign your name(s) exactly as it/they appear in the registration on your certificate.)
Complete the Substitute Form W-9 or you may be subject to backup withholding tax.

Complete the "Special Payment and/or Issuance Instructions" and "Special Delivery Instructions" portions only if you want someone else to receive the check, or shares are to be issued in someone else's name if you are not tendering all of your shares.

If you are not sure how to proceed, please call Computershare at (303) 262-0600.

Q.	WHAT IS THE SUBSTITUTE FORM W-9 AND WHY DO I HAVE TO FILL IT OUT?
A.

The Substitute Form W-9 is an IRS requirement.  If we do not receive it, the IRS will require that we deduct 28% from whatever monies are due you.  You should fill out the spaces provided for your name, address, and social security number, and then sign and date this form.  Only one social security number and signature is needed on the Substitute Form W-9 in the case of joint accounts.  The Certificate of Awaiting Taxpayer Identification Number should be used if you are awaiting a social security number or other federal tax identification number.  Remember, your Tax Identification (TIN), in most cases, is your social security number.

Q.	WHAT HAPPENS IF MY CERTIFICATE(S) IS LOST, STOLEN, DESTROYED, OR NOT ACCESSIBLE TO ME?
A.	If your certificate(s) has been lost, stolen, misplaced or destroyed, contact Computershare for instructions at (303) 262-0600 prior to submitting your certificates.
Q.	CAN I CHANGE MY MIND AFTER I HAVE TENDERED MY SHARES?
A.	Yes. If you tender your shares and change your mind, you may withdraw your shares at any time before our offer expires.

To withdraw your shares, you must deliver a written notice of your withdrawal to us before the withdrawal deadline described in the preceding paragraph.  Your notice of withdrawal must specify your name, the number of shares to be withdrawn, and the name of the registered holder of the shares.  Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to us.  You may give notice in writing by mail, courier delivery, or personal delivery, to Computershare.  SEE SECTION 4.

Q.	HOW WILL YOU PAY FOR THE SHARES?
A.	We will need $1,300,000 to purchase 50,000 shares. We have sufficient cash to be able to pay for all shares tendered without borrowing funds. SEE SECTION 8.
Q.	IS YOUR OFFER SUBJECT TO ANY CONDITIONS?
A.	Yes. Our obligation to accept and pay for your tendered shares is conditioned upon the satisfaction or waiver of the conditions described in Section 6 of this document. SEE SECTION 6.
Q.	HAS THE BOARD APPROVED OR RECOMMENDED THIS OFFER?
A.

Our Board has approved the offer.  However, neither we nor our Board makes any recommendation regarding whether you should tender or not tender your shares.  You must decide whether to tender your shares and, if so, how many shares to tender.  You should discuss whether to tender your shares with your broker or other financial or tax advisor.  SEE SECTION 2.

Q.	WHAT IS THE RECENT MARKET PRICE FOR UNITY HOLDINGS STOCK?
A.

Our most recent trades have been for $26.00.  We commission a stock valuation analysis annually per our KSOP plan rules.  The analysis confirmed the price of $26.00.  Unity Holdings, Inc. is not actively traded on any markets or the OTC Bulletin Board.  SEE SECTION 7.

Q.	WILL I HAVE TO PAY A BROKERAGE COMMISSION OR STOCK TRANSFER TAX IF I TENDER MY SHARES?
A.

If you are a registered shareholder and tender your shares directly to us, you will not need to pay any brokerage commissions.  If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares.  SEE SECTION 3.

If you instruct us in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax.  SEE SECTION 5.

Q.	WHO CAN ANSWER MY QUESTIONS ON THE TENDER OFFER?
A.	Please contact Computershare at (303) 262-0600 in regards to the share tendering process. You may also contact Erica Humphrey at (770) 607-4390.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION TO OUR SHAREHOLDERS AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER.  WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON OUR BEHALF.  DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY US.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and our other filings with the Securities and Exchange Commission may both contain and incorporate by reference historical and forward-looking statements.  All statements other than statements of historical fact in this Offer to Purchase and our other filings are, or may be, forward-looking statements.  For example, statements concerning projections, predictions, expectations, estimates, or forecasts, and statements that describe our objectives, plans, or goals are, or may be, forward-looking statements.  These forward-looking statements reflect management's current expectations concerning future results and events and can generally be identified by the use of expressions such as "may," "will," "should," "could," "would," "likely," "predict," "potential," "continue," "future," "estimate," "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases, as well as statements in the future tense.

      Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be different from any future results, performance, and achievements expressed or implied by these statements.  In addition to specific factors which may be described in connection with any of our forward-looking statements, factors which could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to the following:  (i) the condition of the U.S. economy in general and the condition of the local economies in which operations are conducted; (ii) the effects of increased competition in the banking and financial services industry; (iii) the effects of and changes in trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System which reduce interest margins; (iv) the effects of inflation, interest rate, market, and monetary fluctuations; (v) the timely development of and acceptance of new products and services and perceived overall value of these products and services by users; (vi) changes in consumer spending, borrowing, and saving habits; (vii) technological changes, including increases in on-line banking or delivery of financial services; (viii) the effect of acquisitions or the inability to consummate acquisitions to expand our service area; (ix) the ability to increase market share and control expenses; (x) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which we and our subsidiaries must comply or which result in increased competition; (xi) the effect of changes in accounting policies and practices required by bank or securities regulatory agencies or to comply with generally accepted accounting principles; (xii) the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;  and (xiii) our success at managing the risks involved in the foregoing.

INTRODUCTION

      We invite our shareholders to tender up to 50,000 shares of our common stock to us at a price of $26.00 upon the terms and subject to the conditions described in this document and in the related Letter of Transmittal.

      Our Board of Directors believes that the offer is in the best interests of Unity Holdings, Inc.  See Section 2.  If you desire liquidity, our offer provides you with an opportunity to sell all or a portion of your shares without the usual transaction costs associated with open market sales.  If you do not accept the offer, your proportionate interest in our equity, and thus in our future earnings and assets, will increase subject to our right to issue additional shares and other equity securities in the future.  See Section 2.

THE OFFER

1.    NUMBER OF SHARES; PRORATION.

      Subject to the terms and conditions described in this document, we will purchase up to 50,000 shares of our common stock at a price of $26.00 per share.  To be purchased, shares must be validly tendered and not withdrawn in accordance with Section 4 prior to the Expiration Time.  The term "Expiration Time" means 5:00 p.m., New York time, on Friday, March 10, 2006, or such later date as we determine as the period of time during which our offer will remain open.  If we extend our offer, the term "Expiration Time" will mean the latest time and date at which our offer, as so extended by us, expires.  See Section 13 for a description of our right to extend, delay, terminate, or amend our offer.

      We reserve the right, in our sole discretion, to purchase more than 50,000 shares pursuant to the offer.  In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (a total of 20,290 additional shares) without amending or extending the offer.  See Section 13.

      Certificates for all shares tendered and not purchased pursuant to the offer will be returned to the tendering shareholders at our expense as promptly as practicable following the Expiration Time.  See "Proration" below, in this Section 1.

PRIORITY OF PURCHASES

      If more than 50,000 shares (or any greater number of shares as we may elect to purchase pursuant to the offer) have been validly tendered and not withdrawn, we will purchase validly tendered and not withdrawn shares on the basis set forth below:

First, we will purchase all shares tendered and not withdrawn prior  to the Expiration Time by any Odd Lot Holder who tenders all shares beneficially owned by such Odd Lot Holder; and

Second, after purchase of all Odd Lot shares, we will purchase all other shares tendered and not withdrawn prior to the Expiration Time, on a pro rata basis as described below.

ODD LOTS

      For purposes of the offer, the term "Odd Lot shares" means all shares validly tendered prior to the Expiration Time and not withdrawn by an Odd Lot Holder.  An "Odd Lot Holder" is any person:

(i)  who beneficially owned fewer than 100 shares as of the close of  business on February 15, 2006, and continues to beneficially own fewer  than 100 shares as of the Expiration Time, and

(ii)  who checks the appropriate box on the Letter of Transmittal.

This preference is not available to Odd Lot Holders who do not tender all of their shares or to beneficial holders of an aggregate of 100 or more shares, even if such holders have separate accounts or certificates representing fewer than 100 shares.

PRORATION

      In the event that more than 50,000 shares are tendered (or more than the maximum number of shares we will purchase if we decide to purchase more than 50,000 shares), the shares we will purchase from any one shareholder (other than Odd Lot Holders) will be pro rated.  We will determine the proration factor as soon as practicable following the Expiration Time.  We will first purchase all Odd Lot shares tendered by Odd Lot Holders.  Proration for each shareholder who is not an Odd Lot Holder, will be based on the ratio of the number of shares tendered by each shareholder and not withdrawn to the total number of shares tendered by all shareholders, other than Odd Lot Holders, and not withdrawn.  Any fractional shares resulting from the proration factor will be rounded up to the next full share.  Because of the difficulty in determining the number of shares properly tendered and not withdrawn, and because of the Odd Lot procedure, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the offer until approximately three business days after the Expiration Time.  Please contact your tax advisors regarding the possible tax consequences of this transaction.

      The number of shares that we will purchase from a shareholder may affect the federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender shares.  The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

2.    PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

PURPOSE

      Our common stock is not listed on a national exchange or traded in an active public market.  Shareholders cannot always find a ready buyer for their shares if they desire to sell or reduce their holdings in the shares.  Our offer provides shareholders who are considering a sale of all or a portion of their shares with the opportunity to liquidate all or a portion of their holdings at a price which management believes reflects the current fair market value for such shares.  Our offer also provides an opportunity for shareholders to sell shares for cash without the usual transaction costs associated with market sales.  In addition, Odd Lot Holders (shareholders owning fewer than 100 shares) whose shares are purchased pursuant to the offer will avoid the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their shares.  Our offer also allows shareholders to sell a portion of their shares while retaining a continuing equity interest in Unity Holdings, Inc.  Our Board believes that the purchase of shares is an attractive use of our financial resources and in the best interest of our shareholders.

CERTAIN EFFECTS OF THE OFFER

      Shareholders who do not tender their shares pursuant to our offer and shareholders who otherwise retain an equity interest as a result of a partial tender of shares or proration will continue to be shareholders.  As a result, those shareholders will realize a proportionate increase in their relative equity interest in the company and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares.  We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Shareholders may be able to sell non-tendered shares in the future at a net price significantly higher or lower than the purchase price in our offer.  We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

      Our offer will reduce our "public float" (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.  These reductions may result in lower stock prices and/or reduced liquidity in the trading market for our common stock following completion of the offer.

      Because our directors and executive officers have advised us they intend to tender an immaterial amount of their shares in our offer, the offer will increase the proportional holdings of our directors and executive officers as a group.  However, after termination of the offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), at prices that may be more favorable than the purchase price to be paid to our shareholders in the offer.

      Shares we acquire pursuant to our offer will be retained as treasury stock by us (unless and until we determine to retire such shares) and will be available for us to issue without further shareholder action (except as required by applicable law or, if retired, the rules of any securities exchange or over-the-counter market on which our shares are listed in the future).  Shares may be reissued for many purposes, including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our business, and the satisfaction of obligations under existing or future stock option and employee benefit plans.

OTHER TENDERS OR PURCHASES

      We may, in the future, purchase additional shares on the open market or in private transactions.  We may also conduct additional tender offers.  Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of our offer.  However, Rule 13e-4 promulgated under the Exchange Act, generally prohibits us and our affiliates from purchasing any shares, other than pursuant to our offer, until at least ten business days after the expiration or termination of our offer.  Any possible future purchases by us will depend on several factors including, without limitation, the market price of our shares, the results of this offer, our business and financial position, and general economic and market conditions.

OTHER PLANS

      Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals, or negotiations underway that relate to or would result in:

(a)  any extraordinary transaction, such as a merger, reorganization, or liquidation, involving us or any of our subsidiaries;

(b)  any purchase, sale, or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

(c)  any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material terms of employment of any executive officer (See Section 10);

(d)  any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

(e)  any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

(f)  the suspension of our obligation to file reports under Section 13 of the Exchange Act;

(g)  the acquisition or disposition by any person of our securities; or

(h)  any changes in our articles of incorporation or by-laws that could impede the acquisition of control of us.

3.    PROCEDURES FOR TENDERING SHARES.

PROPER TENDER OF STOCK

     For stock to be validly tendered pursuant to our offer:

(1)  You must comply with the instructions set forth in the Letter of Transmittal and deliver the properly completed Letter of Transmittal, the certificates for your stock, and any other documents required by the Letter of Transmittal to us prior to the Expiration Time; or

(2)  You must comply with the guaranteed delivery procedures described below.

      YOU MAY ELECT THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR STOCK, THE LETTER OF TRANSMITTAL, AND ANY OTHER REQUIRED DOCUMENTS.  YOU ASSUME ALL RISKS ASSOCIATED WITH PROPER DELIVERY.  IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.  IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

SIGNATURE GUARANTEES

      A signature guarantee IS NOT REQUIRED if the Letter of Transmittal is signed by the registered holder(s) of the stock being tendered OR stock is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company (not a savings bank or a savings and loan association) having an office, branch, or agency in the United States (each of these entities is referred to as an "Eligible Institution").

      A signature guarantee IS REQUIRED if the registered holder has completed the "Special Delivery Instructions" or the "Special Payment and/or Issuance Instructions" in the Letter of Transmittal.  See Instructions 6 and 7 of the Letter of Transmittal.  For example, if a certificate for stock is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power.  The stock power must be signed exactly as the name of the registered holder appears on the certificate or stock power guaranteed by an Eligible Institution.

GUARANTEED DELIVERY

      If you wish to tender shares under the offer and your certificates for shares are not immediately available or time will not permit all required documents to reach Computershare prior to the Expiration Time, your tender may be effected if all the following conditions are met:

(a)  your tender is made by or through an Eligible Institution;

(b)  a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided, is received by Computershare, as provided below, prior to the Expiration Time; and

(c)  Computershare receives, within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, or a facsimile thereof, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents.

      For purposes of the guaranteed delivery procedure, a "trading day" is any day on which the New York Stock Exchange is open for business.  A Notice of Guaranteed Delivery must be delivered to Computershare by hand, overnight courier, or mail before the Expiration Time and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

FEDERAL INCOME TAX BACKUP WITHHOLDING

      Under the federal income tax backup withholding rules, unless an exemption applies under applicable law and regulations, 28% of the gross proceeds payable to you or another payee pursuant to the offer must be withheld by us and remitted to the Internal Revenue Service.  This withholding is not required if you or the other payee provides the appropriate taxpayer identification number (employer identification number or social security number) and certifies that such number is correct.  IF YOU TENDER YOUR STOCK, YOU SHOULD COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 (INCLUDED AS PART OF THE LETTER OF TRANSMITTAL) TO AVOID BACKUP WITHHOLDING.  See Instruction 10 of the Letter of Transmittal.

      YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE APPLICATION OF FEDERAL INCOME TAX WITHHOLDING REQUIREMENTS.

DETERMINATION OF VALID TENDER

      All questions as to the number of shares of stock to be accepted and the validity, form, eligibility (including time of receipt), and acceptance of any tender of stock (including proper completion of the Letter of Transmittal) will be determined by us, in our sole discretion.  Our determination will be final and binding on all parties.  We reserve the absolute right to reject any or all tenders of any stock that we determine are not in appropriate form or if we determine that acceptance of the shares may be unlawful.  We also reserve the absolute right to waive any of the conditions of our offer or any defect or irregularity in any tender with respect to any particular shares of stock or any particular shareholder.  We will not consider any particular tender of stock to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us.  We are not obligated to give you notice of any defects or irregularities in tenders.  Neither we nor any of our directors, officers, employees, or agents will incur any liability for failure to give any such notice.

YOUR REPRESENTATIONS AND WARRANTIES; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT

      You will have accepted the terms of our offer if you tender stock and submit a properly completed Letter of Transmittal.  Your tender and completion of the Letter of Transmittal also means that you are making the following representations and warranties to us:

(a)  you have a "net long position" in the stock being tendered within the meaning of Exchange Act Rule 14e-4;

(b)  the tender of the stock complies with Rule 14e-4;

(c)  you have full power and authority to execute the Letter of Transmittal and tender the stock;

(d)  we will acquire good and marketable title free and clear of all liens, security interests, charges, encumbrances, or other obligations and that the stock is not subject to any adverse claims;

It is a violation of Rule 14e-4 for you, directly or indirectly, to tender stock for your own account unless, at the time of tender and at the end of the proration period or period during which stock is accepted by lot (including any extensions thereof).

(e)  you have a "net long position" equal to or greater than the amount of the stock tendered; and

(f)  you will deliver the stock or cause stock to be delivered in accordance with the terms of the offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.  Our acceptance for payment of stock tendered pursuant to the offer will constitute a binding agreement between you and us upon the terms and conditions of our offer.

4.    WITHDRAWAL RIGHTS.

      Stock tendered pursuant to our offer may be withdrawn at any time prior to the Expiration Time.  For a withdrawal to be effective, a written notice of withdrawal must be received by Computershare before the applicable deadlines.  You may deliver your withdrawal in person, by mail, courier delivery, or personal delivery. Any notice of withdrawal must include your name, the name of the registered holder (if different from your name), the number of shares of stock tendered, and the number of shares to be withdrawn.  If the certificates for stock to be withdrawn have been delivered to us, then, prior to the release of such certificates by us, you must also submit the serial numbers shown on the particular certificates for stock to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of stock tendered by an Eligible Institution).  We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of notices of withdrawal.  Our determination will be final and binding.  We are not obligated to give notice of any defects or irregularities in any notice of withdrawal.  Neither we, nor any of our directors, officers, or employees will incur liability for failure to give any such notice.

      You may not rescind a withdrawal.  If the Expiration Time has not occurred, withdrawn stock may be validly re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.

      If we extend our offer, if we are delayed in the purchase of stock, or if we are unable to purchase stock pursuant to our offer for any reason, then, without prejudice to our rights under the offer, we may, subject to applicable law, retain tendered stock on our behalf, and such stock may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5.    PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

      As promptly as practicable following the Expiration Time, we will accept for payment and pay for (and thereby purchase) stock validly tendered and not withdrawn prior to the Expiration Time.  In accordance with applicable regulations of the Commission, we may purchase an additional amount of stock not to exceed 2% of the outstanding stock pursuant to our offer without amending or extending the offer.  If:

(a)  we increase or decrease the price to be paid for our stock in our offer, or

(b)  we increase the number of shares being sought in our offer by more than 2% of the outstanding stock, and

(c)  in either case, our offer is scheduled to expire at any time earlier than the 10th business day from, and including, the date that notice of such increase or decrease is first published, sent, or given in the manner specified in Section 13, our offer will be extended until the expiration of such period of 10 business days.

      We will pay for all of the stock accepted for payment pursuant to our offer as soon as practicable after the Expiration Time.  In all cases, payment for stock tendered and accepted for payment pursuant to our offer will be made promptly (subject to possible delay in the event of proration), but only after timely receipt by us of certificates for stock and all properly completed documents required by this offer.

      In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Time.  We do not expect to be able to announce the final results of any proration and commence payment for stock purchased until approximately three business days after the Expiration Time.  Certificates for all stock tendered and not purchased due to proration or because the Letter of Transmittal was not properly completed will be returned to the tendering shareholder as promptly as practicable after the Expiration Time without expense to the tendering shareholders.  Under no circumstances will interest on the purchase price be paid by us because of any delay in making payment.  In addition, if certain events occur, we may not be obligated to purchase stock pursuant to our offer.  See Section 6.

      In most cases, we will pay or cause to be paid all stock transfer taxes, if any, payable on the transfer to us of stock purchased pursuant to our offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by our offer) if unpurchased stock is to be registered in the name of, any person other than the registered holder(s), or if tendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s) or such other person or otherwise) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

6. CERTAIN CONDITIONS OF THE OFFER.

      Our obligation to accept your stock or to pay for your stock is subject to certain conditions.  Notwithstanding any other provision of our offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of shares tendered) the acceptance for payment of shares tendered, if at any time after February 15, 2006, and before we have made payment for any of the shares, any of the following shall have occurred:

(a)  there shall have been threatened, instituted, or pending any action or proceeding by any government or governmental, regulatory, or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency, or tribunal that:

(1)  challenges the acquisition of the shares pursuant to our offer or otherwise in any manner relates to or affects the offer; or

(2)  in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations, or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair our offer's contemplated benefits to us;

(b)  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to our offer or to us by any legislative body, court, authority, agency, or tribunal which, in our sole judgment, would or might directly or indirectly:

(1)  make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of our offer;

(2)  delay or restrict us or render us unable, to accept for payment or pay for some or all of the shares;

(3)  materially impair the contemplated benefits of our offer to us; or

(4)  materially affect our business, condition (financial or other), income, operations, or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business;

(c)  it has been publicly disclosed or we have learned that:

(1)  any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the Commission on February 15, 2006); or

(2)  any such person or group that on or prior to February 15, 2006, had filed such a schedule with the Commission thereafter shall have acquired or shall propose to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares representing 2% or more of the outstanding shares; and

   (d) there has occurred:

(1)  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2)  any significant decline in the market price of our common stock or in the general level of market prices of equity securities in the United States or abroad;

(3)  any change in the general political, market, economic, or financial condition in the United States or abroad that could have a material adverse effect on our business, condition (financial or otherwise), income, operations, prospects, or ability to obtain financing generally, or the trading in our common stock;

(4)  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

(5)  the commencement of a war, armed hostilities, or other international or national calamity directly or indirectly involving the United States;   or

(6)  in the case of any of the foregoing existing at the time of the commencement of our offer, in our reasonable judgment, a material acceleration or worsening thereof;

(7)  a tender or exchange offer with respect to some or all of our common stock (other than our offer, or a merger, acquisition, or other business combination proposal for Unity Holdings, Inc., shall have been proposed, announced, or made by another person or group (within the meaning of Section 13(d)(3) of the Exchange Act);

(8)  there has occurred any event or events that has resulted, or may in our reasonable judgment result, directly or indirectly, in an actual or threatened change in our business, condition (financial or other), income, operations, stock ownership, or prospects; and, in our reasonable judgment, such event or events make it undesirable or inadvisable to proceed with the offer or with such acceptance for payment.

      The foregoing conditions are for our sole benefit and may be asserted by us on or before the Expiration Time regardless of the circumstances (including any action or inaction by us) giving rise to any such condition and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion.  Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time or before the Expiration Time.  Any determination by us concerning the events described above will be final and binding on all parties.

7.    PRICE RANGE OF SHARES; DIVIDENDS.

      The following table sets forth, for the periods indicated, the high and low stock transactions and the dividends per share for the periods indicated.  The quotations reflect bid prices, without retail mark-up, mark-down, or commissions, and may not necessarily represent actual transactions.  There is no active established trading market for our stock.

2005			2004			2003
QUOTATIONS			QUOTATIONS			QUOTATIONS
Quarter	High	Low	Quarter	High	Low	Quarter	High	Low
1ST	23.00	20.00	1ST	18.75	18.00	1ST	18.00	17.50
2ND	24.00	23.00	2ND	20.00	20.00	2ND	18.00	17.00
3RD	26.00	24.00	3RD	22.00	20.00	3RD	18.00	18.00
4TH	26.00	25.00	4TH	22.00	22.00	4TH	19.00	18.00

*The Company has paid no dividends since inception.

We have not purchased any shares of common stock since inception.

8.    SOURCE AND AMOUNT OF FUNDS.

      Assuming that we purchase 50,000 shares of our stock pursuant to the offer at a purchase price of $26.00 per share, we expect the maximum amount required to purchase stock pursuant to our offer and to pay related taxes, fees, and expenses will be approximately $1,300,000.  We expect the full amount of our purchase obligation under our offer to be available from our general corporate funds.

9.    CERTAIN FINANCIAL AND OTHER INFORMATION CONCERNING UNITY HOLDINGS, INC..

      Unity Holdings, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, Unity National Bank (the "Bank").  The Bank is a commercial bank located in Cartersville, Bartow County, Georgia with branches in Adairsville, Bartow County, Georgia and Rome, Floyd County, Georgia and a loan production office in Calhoun, Gordon County, Georgia.  The Bank provides a full range of banking services in its primary market area of Bartow County and the surrounding counties.

The corporate offices are located at 950 Joe Frank Harris Parkway, Cartersville, Bartow County, Georgia, 30120.

ADDITIONAL INFORMATION

      We are subject to the informational filing requirements of the Exchange Act and accordingly, are required to file reports, statements, and other information with the Commission relating to our business, financial condition, and other matters, including information concerning our directors and officers and their remuneration and beneficial ownership of our stock.  You can inspect and copy our annual, quarterly, and special reports, proxy statements, and other information filed with the Commission at the Commission's public reference facilities, Room 1580, 100 F. Street, N.E., Washington, D.C. 20549; 233 Broadway, New York, New York 10279; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511.  You can also obtain copies of these materials by mail from the public reference section of the Commission at 100 F. Street, N.E., Washington, D.C. 20549, at prescribed rates.  Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.  The Commission also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

      Pursuant to Exchange Act Rule 13e-4, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to our offer.  Our Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in the preceding paragraph with respect to information concerning us.

10.   INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

MATERIAL AGREEMENTS

      Except for outstanding options to purchase stock granted from time to time to certain employees (including executive officers) on certain fixed dates pursuant to our Stock Option Plan (see "Beneficial Ownership of Shares," below) and except as otherwise described above, neither we nor, to the best of our knowledge, any of our affiliates, directors, or executive officers is a party to any contract, arrangement, understanding, or relationship with any other person relating, directly or indirectly, to our offer with respect to any of our securities including, but not limited to, any contract, arrangement, understanding, or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents, or authorizations.

BENEFICIAL OWNERSHIP OF SHARES

      As of February 15, 2006, we had 1,014,510 shares of stock issued and outstanding.  Options with respect to 76,560 shares and warrants of 140,000 shares were exercisable within 60 days of such date.  The 50,000 shares of stock that we are offering to purchase represent approximately 4.1% of the stock then outstanding.  As of December 31, 2004, our directors and executive officers as a group (11 persons) beneficially owned an aggregate of 377,560 shares of stock representing approximately 37.25% of our outstanding stock.

     To the best of our knowledge, none of our directors or executive officers, nor an affiliates of any of the foregoing, had any transactions in the stock during the 60 business days prior to the date hereof.

      The following table sets forth, based on statements filed with the Commission or otherwise made to us, the amount of common stock which is deemed beneficially owned on December 31, 2004, by each of the directors and each of our executive officers.  The amounts indicated include, as applicable, shares subject to options exercisable within 60 days, shares held by spouses and minor children, and shares held indirectly in trust for the benefit of the directors and/or their spouses, children, or parents.

Name	Reported Number of Shares Owned (1)		Percentage of Beneficial Ownership

Kenneth R. Bishop	37,400	(2)	3.69%
Jerry W. Braden	51,838	(2)	5.11%
Donald D. George	41,600	(2)	4.10%
John S. Lewis	38,333	(2)	3.78%
Sam R. McCleskey	41,015	(2)	4.05%
Michael L. McPherson	61,860	(2)	6.10%
Stephen A. Taylor	52,000	(2)	5.13%
B. Don Temples	37,400	(2)	3.69%
W. Stewart Griggs	16,114		1.59%
Eli D. Mullis	0	(2)	0.00%
Executive officers and directors as a group (9 persons)	377,560		37.25%

* Information relating to beneficial ownership of Common Stock is based upon "beneficial ownership" concepts set forth in rules of the SEC under Section 13(d) of the Act.  Under such rule, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of, or to direct the disposition of, such security.  A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days.  Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest.  For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(1) Includes shares for which the named person:
a. has sole voting and investment power,
b. has shared voting and investment power with a spouse; or
c. holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)   Included in the above listed number of shares, each Director of the Company owns warrants to purchase 17,500 shares of common stock exercisable at $10.00 per share and have a term of 10 years.  These warrants became exercisable on November 30, 1999.  Also included above is the vested portion of options granted on January 15, 2002 to each director of 1,000 shares per year of non-fee-paid service, exercisable at $16.00 per share.  The options vest over a five-year period.  The vested options as specified in the Summary Compensation Table for the executive officers are also included in the table above.

11.   EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

      Our purchase of shares pursuant to our offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of shareholders.  We believe that our purchase of shares pursuant to the offer will not result in our common stock becoming eligible for deregistration under the Exchange Act.

      Our common stock is not currently a "margin security" under the rules of the Federal Reserve Board.

12.   CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

      We are required, under certain circumstances, to provide prior notice to the Federal Reserve Board if the gross consideration to be paid for our stock, when added to the amount paid for other purchases of stock, during the preceding twelve-month period is equal to 10% or more of our consolidated net worth.  We do not believe that such prior notice requirement is applicable to our offer and no other regulatory approval is required to purchase the stock pursuant to the offer.

13.   EXTENSION OF OFFER; TERMINATION; AMENDMENT.

      We expressly reserve the right, in our sole discretion, at any time and from time to time and for any reason, to extend the period of time during which our offer is open.  If we extend our offer, it will also delay acceptance for payment of, and payment for, any stock.  We may extend our offer by giving oral or written notice of extension to you and making a public announcement.

      We also expressly reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any stock not theretofore accepted for payment or paid for.  We may also, subject to applicable law, postpone payment for stock upon the occurrence of any of the conditions specified in Section 6.  We must give oral or written notice of such termination or postponement to you and make a public announcement.  Our reservation of the right to delay payment for stock which has been accepted for payment is limited by Exchange Act Rule 13e-4(f)(5) which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and for any reason, to amend our offer in any respect (including, without limitation, by decreasing or increasing the consideration offered to holders of shares or by decreasing or increasing the number of shares being sought in our offer).  Amendments to our offer may be made at any time and from time to time and will be effective upon public announcement by us.  Public announcement, in the case of an extension, must be issued on the next business day after the last previously scheduled or announced Expiration Time.  Any public announcement made pursuant to our offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change.

      If we materially change the terms of our offer or the information concerning the offer, or if we waive a material condition of our offer, we will extend the offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(2).  These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.  If (1) we increase or decrease the price to be paid for our shares or the number of shares being sought in our offer and, in the event of an increase in the number of shares being sought, such increase exceeds 2% of the outstanding stock, and (2) our offer is scheduled to expire at any time earlier than the 10th business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 13, the offer will then be extended until the expiration of such 10 business days.

14.   FEES AND EXPENSES.

      We have retained our stock transfer agent, Computershare, to act on our behalf with respect to the distribution of this Offer to Purchase and Letter of Transmittal to our shareholders.  Computershare will receive reasonable and customary compensation for its services, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with our offer, including certain liabilities under federal securities laws.  We will not pay fees or commissions to any broker, dealer, or other person for soliciting tenders pursuant to our offer.  We will, however, upon request, reimburse brokers, dealers, and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding our offer and related materials to the beneficial owners of stock held by any such person as a nominee or in a fiduciary capacity.  No broker, dealer, commercial bank, or trust company has been authorized to act as our agent for purposes of our offer.

      We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares unless payment of the purchase price is to be made to, or shares not tendered or not purchased is to be registered in the name of, any person other than the registered holder; or if tendered shares are registered in the name of any person other than the person who executes the Letter of Transmittal.

15.  MISCELLANEOUS.

     We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of our offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction.  In any jurisdiction the securities or blue sky laws of which require our offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions.  The Letter of Transmittal and certificates for stock and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company, or other nominee to us.